Amended and Restated Distribution and Wholesaling Services Agreement

AGREEMENT, dated as of the effective date as provided below, by and among PHL Variable Insurance Company (the “Company”), 1851 Securities, Inc. (“Principal Underwriter”), Saybrus Partners, Inc. (“Wholesaling Agency”) and Saybrus Equity Services, Inc. (“Wholesaling Broker-Dealer”) (together the “Parties”) ;

WHEREAS, the Company issues life insurance and annuity contracts (“Contracts”) that are set forth in Schedule A in forty-nine states and Washington, DC; some of which are exempt securities pursuant to Section 3 of the Securities Act of 1933 (the “1933 Act”) and therefore not subject to registration under the 1933 Act (“Contracts”), and some of which are not exempt securities pursuant to Section 3 of the 1933 Act and therefore subject to registration under the 1933 Act and the Investment Company Act of 1940 (the “1940 Act”), if necessary (“Securities Contracts”) (collectively, the “Contracts”);

WHEREAS, the Company has registered the Securities Contracts under the 1933 Act and if the Company has established a separate account under state insurance law, which is not exempt under the 1940 Act, to fund the Securities Contract, the Company has registered the separate account under the 1940 Act;

WHEREAS, Principal Underwriter is registered as a broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”), a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and acts as the principal underwriter for the Securities Contracts;

WHEREAS, Wholesaling Broker-Dealer is registered as a broker-dealer under the 1934 Act, a member in good standing of FINRA and acts as the wholesaling sales organization for the Securities Contracts, in association with the Wholesaling Agency;

WHEREAS, certain employees of Wholesaling Agency are duly licensed individuals of Wholesaling Agency and associated persons of Wholesaling Broker-Dealer;

WHEREAS, the Company and Principal Underwriter have entered into, or may subsequently enter into, selling agreements with retail firms and insurance agencies (the “Selling Entities) authorizing Selling Entities to solicit and procure applications for Contracts;

WHEREAS, the Company, Principal Underwriter ,Wholesaling Agency and Wholesaling Broker-Dealer wish to establish an arrangement whereby Wholesaling Agency, Wholesaling Broker-Dealer and its sub-agents (“Wholesaler(s)”) will perform certain wholesaling activities for the Company in order to promote the Company’s Contracts;

WHEREAS, PEPCO no longer desires to act as the principal underwriter and wholesaling broker-dealer for the Contracts;

WHEREAS, the Company and Wholesaling Agency entered into a distribution and wholesaling services agreement dated June 18, 2010 and wish to amend and restate such agreement to replace Phoenix Equity Planning Corporation (“PEPCO”) with the Principal Underwriter and Wholesaling Broker-Dealer; and

NOW, THEREFORE, in consideration of the foregoing, mutual covenants herein contained, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Appointment and Authorization

a.	The Company and Principal Underwriter appoint and authorize Wholesaling Agency and Wholesaling Broker-Dealer as the exclusive distributor for the Contracts and Wholesaler to enter into arrangements with retail firms and insurance agencies (the “Selling Entities”) whereby Wholesaling Agency, Wholesaling Broker-Dealer and its Wholesalers will provide certain wholesaling services to the Selling Entities, including, but not limited to, recommending the Company’s Contracts to agents and registered representatives of the Selling Entities for sale to their customers; providing certain marketing services to promote the sale of the Company’s Contracts through the Selling Entities, conducting promotional activities with the Selling Entities and their agents and registered representatives, training the agents and registered representatives of the Selling Entities as to the features of the Company’s Contracts, answering agents and registered representatives’ questions regarding the Contracts and also general marketing services for new and existing Contracts, conservation efforts, selective corporate collateral pieces and promotional items and other related services (the “Wholesaling Services”). Notwithstanding the foregoing, the Company may appoint and authorize other wholesaling agencies as distributors and wholesalers for new and existing Contracts if (1) the Contracts are offered or manufactured through the Alternative Retirement Solutions business unit, or its successor unit, as set forth on Schedule B or sold through Innovation Partners, LLC or its successor as mutually agreed(2) the Selling Entities require that a distributor or wholesaler (other than the Wholesaling Agency) perform the Wholesaling Services, as set forth on Schedule C and as mutually agreed or (3) the Wholesaling Agency does not agree to provide the Wholesaling Services for new and existing Contracts at a mutually agreeable market fee. If the Company and Wholesaling Agency cannot agree to a mutually agreeable market fee under subparagraphs 2 and 3, then the Chief Executive Officer, Chief Financial Officer, Chief Executive Officer of Saybrus, Chief Risk Officer, President of Life and Annuity, and Head of Human Resources will decide whether the Wholesaling Agency or another third party shall provide the Wholesaling Services for new and existing Contracts under subparagraphs 2 and 3.

b.	Wholesaling Services shall only be conducted in those jurisdictions in which the Company is admitted to do business, the Company’s Contracts have been approved for sale by the appropriate regulatory authorities, Wholesaling Agency is properly licensed to conduct business, and Wholesaling Broker-Dealer is registered as a broker-dealer under state securities laws for the sale of the Securities Contracts. Wholesaling Agency and Wholesaling Broker-Dealer accept such appointment and authorization.

c.	Wholesaling Agency, Wholesaling Broker-Dealer, its agents and registered representatives shall not enter into a contractual relationship on behalf of the Company with a prospective contract owner to provide financial advice or to offer for sale or sell the Contracts (“Agent of Record”) or otherwise act as an agent of record for the contract owner of the Contracts under any circumstances. Notwithstanding the foregoing, if this does occur, Wholesaling Agency and Wholesaling Broker-Dealer shall cause such individual Wholesaler or group of Wholesalers to cease Wholesaling Services immediately and report this activity to the Company and the Principal Underwriter.

2.	Supervision of Wholesalers

a.	Subject to the Wholesaling Broker-Dealer’s supervisory responsibilities for the Securities Contracts, Wholesaling Agency shall supervise all Wholesalers performing Wholesaling Services and be responsible for their training and compliance with applicable insurance laws and regulations. Supervising Broker-Dealer shall supervise Wholesalers performing Wholesaling Services for Securities Contracts and be responsible for their training and compliance with the rules of FINRA and with applicable federal and state securities laws and regulations including but not limited to adequate Anti-Money Laundering (AML) training with respect to ‘covered products’, as required by 31 C.F.R. 103.137, and upon request of the Company or the Principal Underwriter , satisfactory verification that Wholesalers have received such adequate training. The Company and the Principal Underwriter shall not have any responsibility for the supervision, training, or compliance with any law or regulation of any Wholesaler, any employee of Wholesaling Agency or registered representative of the Wholesaling Broker-Dealer and nothing in this Agreement shall be deemed to make such a Wholesaler or employee an agent or employee of the Company or the Principal Underwriter.

b.	Wholesaling Agency shall provide adequate training to ensure that Wholesalers have thorough knowledge of each Contract and the ability to make appropriate product presentations to the Selling Entities. Wholesaling Broker-Dealer shall provide adequate training to ensure that Wholesalers have thorough knowledge of each Securities Contract and the ability to make appropriate product presentations to Selling Entities.

c.	If a Wholesaler fails to submit to the supervision of or otherwise meet the rules and standards of Wholesaling Agency or Wholesaling Broker-Dealer fails to hold any required license or association with Wholesaling Agency, Wholesaling Agency or Wholesaling Broker-Dealer immediately shall notify the Company and Principal Underwriter in writing and act to terminate the wholesaling activities of such Wholesaler relating to the Contracts.

d.	Upon reasonable request by the Company, Wholesaling Agency and Wholesaling Broker-Dealer shall furnish appropriate records or other documentation to evidence the diligent supervision of Wholesalers by Wholesaling Agency and Wholesaling Broker-Dealer.

3.	Obligations of the Company

a.	The Company shall take all commercially reasonable efforts to (1) qualify the offer and sale of the Contracts in forty-nine states and Washington, DC and (2) to register the Securities Contracts under the 1933 Act unless some of which are exempt securities pursuant to Section 3 of the 1933 Act and therefore not subject to registration under the 1933 Act and if the Company has established a separate account under state insurance law, which is not exempt under the 1940 Act, to fund the Securities Contracts, the Company has then registered the separate account under the 1940 Act. Such actions shall include, as applicable, filing the registration statement and using commercially reasonable efforts to maintain the effectiveness of the registration statement for the Securities Contracts, filing forms of the Contracts, certificates, and applications with the state insurance departments, and filing or submitting such notices, requests, and other documents in furtherance of the foregoing. The Company shall immediately notify Wholesaling Agency and Wholesaling Broker-Dealer if any governmental entity withdraws or modifies a previously issued approval of the Contracts.

b.	The Company shall maintain, and cause each of the directors, officers, employees, agents and representatives of each of the Company thereof to maintain all material registrations, licenses, memberships, approvals, and consents necessary or desirable to carry out their respective obligations under this Agreement.

c.	The Company agrees to carry out its activities and obligations under this Agreement, in compliance in all material respects with applicable laws, rules and regulations of applicable federal and state regulatory authorities, and to notify the other party immediately in writing if it fails to comply with any of those laws and regulations.

4.	Obligations of Principal Underwriter

a.	Principal Underwriter shall take all commercially reasonable efforts (1) to register the Contracts under the 1933 Act, unless some of which are exempt securities pursuant to Section 3 of the 1933 Act and therefore not subject to registration under the 1933 Act and (2) to enter into sales arrangements with Selling Entities. Such actions shall include, as applicable, reviewing the registration statement and using commercially reasonable efforts to maintain the effectiveness of the registration statement for the Securities Contracts, filing forms of the Contracts, certificates, and applications with the state securities departments, if applicable, and filing or submitting such notices, requests, and other documents in furtherance of the foregoing. In the event that Principal Underwriter has applied to FINRA for approval of any distribution payments, Principal Underwriter shall immediately notify Wholesaling Agency and the Wholesaling Broker-Dealer if FINRA or any other governmental entity withdraws or modifies a previously issued approval of the distribution of the Securities Contracts.

b.	Principal Underwriter shall maintain, and cause each of the directors, officers, employees, agents and representatives of Principal Underwriter thereof to maintain all material registrations, licenses, memberships, approvals, and consents necessary or desirable to carry out their respective obligations under this Agreement.

c.	Principal Underwriter agrees to carry out its activities and obligations under this Agreement, in compliance in all material respects with applicable laws, rules and regulations of applicable federal and state regulatory authorities (including the rules of FINRA), and to notify the Company, Wholesaling Agency and Wholesaling Broker-Dealer immediately in writing if it fails to comply with any of those laws and regulations.

5.	Obligations of Wholesaling Agency

a.	Wholesaling Agency shall permit Wholesalers to provide Wholesaling Services for Contracts only if they are duly licensed insurance agents.

b.	Wholesaling Agency shall not, directly or indirectly, expend or contract for the expenditure of any funds of the Company or principal Underwriter. The Company or the Principal Underwriter shall not be obligated to pay any expense incurred by Wholesaling Agency in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or agreed to in advance in writing by the Company, Principal Underwriter and Wholesaling Agency.

c.	Wholesaling Agency is not authorized: (i) to incur indebtedness or issue Contracts on behalf of the Company or Principal Underwriter ; (ii) to alter or amend any of the provisions of the Contracts or the forms prescribed by the Company; (iii) to discharge or waive any forfeitures under or extend the time for making payments under the Contracts; (iv) to pay any premium or other payment on behalf of a Contract applicant; (v) to enter into any court or regulatory proceeding in the name of or on behalf of the Company or Principal Underwriter; or (vi) to bind the Company or Principal Underwriter in any way not specifically authorized in writing by the Company or Principal Underwriter.

d.	Wholesaling Agency agrees to comply with, and to cause the Wholesalers to comply with, the administrative procedures of the Company relating to the Contracts and the policies and procedures adopted by the Company relating to privacy, agent conduct and similar matters and identified in the Policies and Procedures Schedule which is Schedule D to this Agreement, to the extent such policies and procedures are applicable to Wholesaling Services, as those administrative procedures and other policies and procedures are now in effect or may be amended or established in the future by the Company in its sole discretion and communicated to Wholesaling Agency, as appropriate. Wholesaling Agency acknowledges receipt of those policies of the Company set forth in the Policies and Procedures Schedule D.

e.	Wholesaling Agency agrees to carry out its activities and obligations under this Agreement, and to cause each Wholesaler for which it has primary supervisory responsibility to carry out the Wholesaler’s activities and obligations in connection with performing Wholesaling Services for the Contracts, in compliance in all material respects with applicable laws, rules and regulations of applicable federal and state regulatory authorities, and to notify the Company, Principal Underwriter and Wholesaling Broker-Dealer immediately in writing if it or any such Wholesaler fails to comply with any of those laws and regulations.

6.	Obligations of Wholesaling Broker-Dealer

a.	Wholesaling Broker-Dealer shall maintain all material registrations, licenses, memberships, approvals, and consents necessary or desirable to carry out their respective obligations under this Agreement.

b.	Wholesaling Broker-Dealer agrees to carry out its activities and obligations under this Agreement, in compliance in all material respects with applicable laws, rules and regulations of applicable federal and state regulatory authorities (including the rules of FINRA), and to notify the Company, Principal Underwriter, and Wholesaling Agency immediately in writing if it fails to comply with any of those laws and regulations.

c.	Wholesaling Broker-Dealer shall permit Wholesalers to provide Wholesaling Services for Securities Contracts only if they are registered representatives of Wholesaling Broker-Dealer.

7.	Selling Entities

The Company, Principal Underwriter , Wholesaling Agency and Wholesaling Broker-Dealer have entered into selling agreements with Selling Entities authorizing Selling Entities to solicit and procure applications for the Contracts. The Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer make no representations or warranties on behalf of Selling Entities concerning any obligations of Selling Entities pursuant to such separate agreements. The Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer shall not be responsible in any way for the activities of Selling Entities, their directors, officers, employees, agents, or representatives. Without limitation, Wholesaling Agency and Wholesaling Broker-Dealer shall not have any duty to: (a) supervise agents of Selling Entities; (b) make suitability determinations concerning the sale of Contracts to Selling Entities’ customers or otherwise act as the agent of record; (c) receive, take control or possession of, or otherwise forward customer funds to the Company; (d) ensure delivery of Contracts; (e) provide service to customers pertaining to Contracts; (f) verify customers’ identity under Section 326 of the USA PATRIOT Act; or (g) undertake any obligations other than providing Wholesaling Services, unless otherwise expressly stated herein.

8.	Compensation

The Company or the Principal Underwriter shall pay compensation to the Wholesaling Agency (or the Wholesaling Broker-Dealer for Securities Contracts) for the sale of Contracts by Selling Entities as set forth in the Commission Schedule in Exhibit A. These payments shall be made monthly in arrears. The Company and the Principal Underwriter for the Securities Contracts agree to use their best efforts to pay the commissions on a bimonthly basis within twelve months of the date of this Agreement.

The Company and Principal Underwriter shall, upon reasonable request by Wholesaling Agency or Wholesaling Broker-Dealer, make available to Wholesaling Agency or Wholesaling Broker-Dealer all such records as may be required for Wholesaling Agency or Wholesaling Broker-Dealer to verify that all compensation payable to Wholesaling Agency or Wholesaling Broker-Dealer pursuant to this Agreement has been paid in accordance with the terms herein. Such records shall include, but not be limited to, lists of all Contracts sold by Selling Entities while this Agreement remains in effect.

9.	Contract Distribution Allowance

a.	The Company will determine the total distribution allowance for each Contract, in its sole discretion, after consultation with the Wholesaling Agency in compliance with federal and state law.

b.	The Wholesaling Agency or Wholesaling Broker-Dealer will recommend standard compensation terms to Selling Entities to be ratified by the Company or Wholesaling Broker-Dealer.

c.	If the Wholesaling Agency or Wholesaling Broker-Dealer intends to recommend compensation that exceeds the standard compensation terms to Selling Entities by paying all or a portion of its portion of the standard contract distribution allowance to the Selling Entities, then the Company must approve the arrangement. Likewise, if the Company intends to exceed the standard compensation terms to Selling Entities by paying a portion of the compensation from Wholesaling Agency or Wholesaling Broker-Dealer to Selling Entities, the Wholesaling Agency or Wholesaling Broker-Dealer must approve the arrangement.

d.	Subject to the provisions of Paragraph 8, if there is any remaining distribution allowance with the Company due to any reason at the end of its fiscal year, it will be divided equally between the Wholesaling Entity or Wholesaling Broker-Dealer and the Company or Principal Underwriter.

e.	If the Company or Principal Underwriter charge back any of the compensation paid to the Selling Entities for any reason under the terms of the agreement with the Selling Entities after it was paid for the sale of a Contract, the Wholesaling Entity or Wholesaling Broker-Dealer must reimburse the compensation associated with the sale of the Contract to the Company on the same pro rata scale as the Selling Entities reimbursed the Company or Principal Underwriter. The Company or Principal Underwriter may offset any future compensation payments to the Wholesaling Entity and Wholesaling Broker-Dealer by the charge-backed compensation.

f.	The Wholesaling Agency and Wholesaling Broker Dealer may offer specials or contests, which comply with federal and state law and permitted under the selling and or agency agreement with the Selling Entities, subject to the written approval of the Company, Principal Underwriter and their Chief Compliance Officers.

10.	Representations and Warranties

a.	Each of the Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer represent to the other Parties that it and its officers signing below have full power and authority to enter into this Agreement, that this Agreement has been duly and validly executed by it and that this Agreement, assuming due and valid execution by the other party, constitutes a legal, valid, and binding agreement.

b.	Wholesaling Agency represents and warrants to the Company, Principal Underwriter and Underwriting Broker-Dealer that Wholesaling Agency is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, a properly licensed insurance agency in each jurisdiction in which such licensing is required for the sale of the Contracts.

c.	Each of the Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer represent and warrant to the other Parties that any sales literature, advertisements or other promotional material (“Sales Material”) provided by each such party to the one or more of the other Parties in connection with the Wholesaling Services for the Company’s Contracts shall comply in all material respects with all applicable laws, including insurance laws and regulations.

d.	Principal Underwriter represents and warrants to the Company, Wholesaling Agency and Wholesaling Broker-Dealer that Principal Underwriter is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, registered as a broker-dealer with the SEC under the 1934 Act and under the securities laws of each state in which such registration is required for underwriting the Securities Contracts and a member of FINRA.

e.	Wholesaling Broker-Dealer represents and warrants to the Company, Principal Underwriter, and Wholesaling Agency that Wholesaling Broker-Dealer is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, registered as a broker-dealer with the SEC under the 1934 Act and under the securities laws of each state in which such registration is required for selling the Securities Contracts on a wholesale basis and a member of FINRA.

f.	The Company represents and warrants to Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer that the Securities Contracts, including any variable account(s) supporting the Securities Contracts, shall comply in all material respects with applicable registration and other requirements of the 1933 Act and the 1940 Act, and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

g.	The Company and Principal Underwriter represent and warrant to Wholesaling Agency and Wholesaling Broker-Dealer that the prospectuses included in the Company’s registration statements for the Contracts and any supplements thereto, and in post-effective amendments thereto, and any supplements thereto, as filed with the SEC, as of their respective effective dates, contain or will contain in all material respects all statements and information which are required to be contained therein by the 1933 Act and the 1940 Act, if the separate account is registered under the 1940 Act.

11.	Sales Literature, Advertisements, and other Promotional Material

a.	Wholesaling Agency and Wholesaling Broker-Dealer shall not use, and shall cause the Wholesalers not to use, any Sales Material in connection with providing Wholesaling Services for the Contracts unless the Sales Material has been approved in writing prior to use by the Company and Principal Underwriter (for Securities Contracts only) . For purposes of this Agreement, Sales Material shall include but not be limited to:

i.	material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, video-tape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic or other public media, or direct mail;

ii.	descriptive literature and sales aids of all kinds, including, but not limited to, circulars, leaflets, booklets, marketing guides, seminar material, audiovisual material, computer print- outs, depictions, illustrations and form letters;

iii.	material used for training and education which is designed to be used or is used to induce the public to purchase or retain a Contract; and

iv.	prepared sales talks and other presentations and material prepared for use with prospective purchasers of the Contracts or with the public generally.

b.	Upon notice to Wholesaling Agency and Wholesaling Broker-Dealer, the Company or Principal Underwriter may terminate at any time and for any reason the use of any Sales Material previously approved by it; and Wholesaling Agency and Wholesaling Broker-Dealer shall promptly comply with any such request and shall not use, or permit a Wholesaler to use, such material thereafter. The Company is responsible for notifying Wholesaling Agency of the termination of the use of any Sales Material.

c.	Wholesaling Agency and Wholesaling Broker-Dealer are not authorized, and may not authorize anyone else, to give any information or to make any representation concerning the Company, Principal Underwriter or the Contracts other than Sales Material authorized for use by the Company or Principal Underwriter. Wholesaling Agency, Wholesaling Broker-Dealer and Wholesalers may not modify or represent that they are authorized to modify any such material.

d.	Wholesaling Agency and Wholesaling Broker-Dealer shall be responsible for all communications by Wholesalers with Selling Entities in connection with the Contracts.

12.	Fidelity Bond and Other Liability Coverage

Wholesaling Agency and Wholesaling Broker-Dealer each represent that each of its directors, officers and employees and the Wholesalers performing Wholesaling Services for the Contracts, are and shall be covered by a blanket fidelity bond, issued by a reputable bonding company, and other errors and omissions or liability insurance (“Liability Coverage”). Wholesaling Agency and Wholesaling Broker-Dealer shall maintain its Liability Coverage at its expense. Liability Coverage shall be in a form, type, and amount and issued by a bonding company or other insurance company satisfactory to the Company. The Company may require evidence, satisfactory to it, that such coverage is in force, and Wholesaling Agency and Wholesaling Broker-Dealer shall give prompt written notice to the Company of any cancellation or change of coverage.

13.	Complaints, Investigations, and Proceedings

Each of Wholesaling Agency and Wholesaling Broker-Dealer shall promptly notify the Company and Principal Underwriter if either Wholesaling Agency and Wholesaling Broker-Dealer receive notice of any customer complaint or of any threatened or pending regulatory investigation or proceeding, civil action or arbitration (a “Proceeding”) involving the Contracts. Each of the Company and Principal Underwriter will promptly notify Wholesaling Agency and Wholesaling Broker-Dealer if either the Company and Principal Underwriter receive notice of any customer complaint involving Wholesaling Agency or Wholesaling Broker-Dealer of any Proceeding involving Wholesaling Agency, Wholesaling Broker-Dealer or any Contract. Each party shall cooperate with the other Parties in investigating and responding to any such complaint or Proceeding, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement. In the unlikely event that a customer complaint is made directly to Wholesaling Agency or Wholesaling Broker-Dealer, no response by Wholesaling Agency or Wholesaling Broker-Dealer to a customer complaint involving a Contract will be provided until the Company and Principal Underwriter (for Securities Contracts only) has approved it.

14.	Indemnification

a.	The Company indemnifies and holds harmless each of the Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer and each of their respective officers, directors, employees and Wholesalers against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (“Loss”), insofar as such Loss arises out of or is based upon any material breach of this Agreement including, but not limited to, any material breach of any representation or warranty made by the Company in this Agreement, any material violation of applicable law or regulation, or any applicable rule of any self-regulatory organization, by the Company. This indemnification will be in addition to any liability which the Company may otherwise have, provided however, that no person shall be entitled to indemnification pursuant to this provision if such Loss is due to, arising out of or resulting from: (A) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification or (B) the willful misfeasance, bad faith, negligence, fraud or recklessness of a person or entity not a party to this Agreement.

b.	Principal Underwriter indemnifies and holds harmless each of the Company, Wholesaling Agency and Wholesaling Broker-Dealer and each of their respective officers, directors, employees and Wholesalers against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (“Loss”), insofar as such Loss arises out of or is based upon any material breach of this Agreement including, but not limited to, any material breach of any representation or warranty made by Broker-Dealer in this Agreement, any material violation of applicable law or regulation, or any applicable rule of any self-regulatory organization, by Principal Underwriter. This indemnification will be in addition to any liability which Principal Underwriter may otherwise have, provided however, that no person shall be entitled to indemnification pursuant to this provision if such Loss is due to, arising out of or resulting from: (A) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification or (B) the willful misfeasance, bad faith, negligence, fraud or recklessness of a person or entity not a party to this Agreement.

c.	Wholesaling Agency indemnifies and holds harmless each of the Company, Principal Underwrtier and the Wholesaling Broker-Dealer, and each of their respective officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (“Loss”) insofar as such Loss, arises out of or is based upon any material breach of this Agreement including, but not limited to, any material breach of any representation or warranty made by Wholesaling Agency in this Agreement, any material violation of any applicable law or regulation, or any applicable rule of any self-regulatory organization, by Wholesaling Agency or any of the Wholesalers. This indemnification will be in addition to any liability which the Wholesaling Agency may otherwise have, provided however, that no person shall be entitled to indemnification pursuant to this provision if such Loss is due to, arising out of or resulting from: (A) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification or (B) the willful misfeasance, bad faith, negligence, fraud or recklessness of a person or entity not a party to this Agreement.

d.	Wholesaling Broker-Dealer indemnifies and holds harmless each of the Company, Principal Underwriter and Wholesaling Agency and each of their respective officers, directors, employees and Wholesalers against any and all loss, claim, damage, liability or expense (including reasonable attorneys’ fees) (“Loss”), insofar as such Loss arises out of or is based upon any material breach of this Agreement including, but not limited to, any material breach of any representation or warranty made by Wholesaling Broker-Dealer in this Agreement, any material violation of applicable law or regulation, or any applicable rule of any self-regulatory organization, by Wholesaling Broker-Dealer. This indemnification will be in addition to any liability which Wholesaling Broker-Dealer may otherwise have, provided however, that no person shall be entitled to indemnification pursuant to this provision if such Loss is due to, arising out of or resulting from: (A) the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification or (B) the willful misfeasance, bad faith, negligence, fraud or recklessness of a person or entity not a party to this Agreement.

15.	Term and Termination

a.	Except as otherwise provided herein this Agreement shall remain in full force and effect through the close of business on December 31, 2012 and shall automatically be renewed each year thereafter for a one-year term unless a party shall have given another party at least one-hundred twenty (120) days notice of its intent to terminate this Agreement at the end of the then current term. In addition, any party may terminate this Agreement in its discretion without cause upon one hundred twenty (120) days written notice to the other Parties.

b.	The Company and Principal Underwriter may terminate this Agreement effective with the mailing of a notice of termination to Wholesaling Agency and Wholesaling Broker-Dealer if the reasons for the termination include (i) conversion, fraud, embezzlement or similar activity, (ii) failure to maintain Liability Coverage as required by Section 12 or (iii) a rebate of or offer to rebate any payment due on a Contract by Wholesaling Agency or Wholesaling Broker-Dealer.

c.	This Agreement will terminate automatically without notice, effective as of the immediately preceding date, if: (i) any party ceases to have the requisite regulatory licenses (but only as to the jurisdictions and Contracts affected by the absence of such licenses); (ii) applicable laws or regulations otherwise prohibit Wholesaling Agency or Wholesaling Broker-Dealer(for Securities Contracts only) from continuing to market the Contracts; or (iii) any party files for bankruptcy or financial or corporate reorganization under federal or state insolvency law.

d.	No provision of this Agreement shall continue in force after any termination, other than Sections 3, 4, 5, 6, 7, 8, 9, 10, 12-16, 18, and 20-22 and the Commission Schedule set forth in Schedule A.

16.	Confidentiality

a.	Confidential Information. The Parties acknowledge that, in the performance of the Agreement, they may receive or have access to information about customers and other proprietary information of the other party, including names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and financial and health information, as well as all forms and types of financial, business, technical, or economic information, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing (“Confidential Information”). Confidential Information excludes information that (1) is independently developed by a party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by a party, as evidenced by the written records of that party, free of an obligation of confidentiality other than pursuant to this Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

b.	Use. The Parties may use Confidential Information only in connection with this Agreement and may not disclose Confidential Information to any third party except as permitted in this Agreement. The Parties may disclose Confidential Information to their respective employees and agents on a need-to-know basis, provided that, in each case, they have first adequately apprised and trained any such employee and/or agent to observe this confidentiality. The Parties will take reasonable steps to protect the Confidential Information, applying at least the same security measures and level of care as they employ to protect their own Confidential Information. If a party is compelled by applicable law to disclose any Confidential Information, the party so compelled must promptly notify, in writing, the party whose Confidential Information is being disclosed before disclosing such Confidential Information so that such other party is afforded the opportunity to seek relief from such disclosure or to limit the scope of the disclosure.

c.	Security. Each party agrees to comply with all federal, state, and local law or regulation related to privacy, including Title V of the Gramm-Leach-Bliley Act. Each party represents and warrants that it has implemented and currently maintains an effective information security program to protect the Confidential Information, which program includes administrative, technical, and physical safeguards:

(i) to insure the security and confidentiality of Confidential Information;

(ii) to protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and

(iii) to protect against unauthorized access to or use of Confidential Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

d.	Injunctive Relief. The Parties acknowledge that the unauthorized disclosure of Confidential Information is likely to cause irreparable injury to the disclosing party and that, in the event of a violation or threatened violation of a party’s obligations hereunder, the disclosing party shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

e.	Information Received in Error. If one party from the other party in error receives Confidential Information, which is not necessary for the purposes of this Agreement, the other party agrees to promptly return the original and destroy all copies of the same and/or destroy or certify in writing to the requesting party that the Confidential Information has been destroyed.

f.	Use Upon Termination. At the termination of this Agreement, or in the event a party makes a request for the return of their Confidential Information, the other party will promptly return the original and all copies of same, or certify in writing to the requesting party that the Confidential Information has been destroyed. This Confidentiality provision shall survive the termination of this Agreement.

g.	Notice Upon Breach. The Parties agree to provide written notification as soon as practicable to the other party in the event of a breach of security or other event, which results in the breach of the obligations under this Confidentiality provision.

17.	Amendments

This Agreement may be amended in a writing signed by all Parties. The Company may also unilaterally suspend distribution of any of the Contracts and amend the exhibits and schedules to this Agreement in any and all respects, from time to time in its sole discretion, with prior or concurrent written notice to Wholesaling Agency or Wholesaling Broker-Dealer. The Company may also amend the Contracts from time to time, in its sole discretion, and nothing in this Agreement shall be deemed to affect its right to so amend the Contracts.

18	Books and Records

a.	Wholesaling Agency and Wholesaling Broker-Dealer shall maintain such books and records concerning the Wholesaling Services as may be required under applicable federal and state laws, and as may be reasonably required by the Company or Principal Underwriter or to reflect adequately the Wholesaling Services performed and related to the Contracts. Wholesaling Agency and Wholesaling Broker-Dealer shall maintain such books and records at their respective principal place of business in good and legible condition for a period of six calendar years following the year in which this Agreement is terminated (the “Post-Termination Period”) and shall make them available during normal business hours to the Company from time to time while this Agreement is in effect and during the Post-Termination Period upon 10 days’ written request.

b.	The Parties shall promptly furnish each other any reports and information that either party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state or under any applicable federal laws or regulations.

19.	Notices

a.	All notices under this Agreement shall be given in writing and sent to the address of a party shown on the signature page or to such other address as the party may designate in writing.

b.	Each of the Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer shall provide written notice to the other party no less than sixty (60) days prior to the closing date of its proposed merger into or consolidation with another entity, a sale of substantially all its assets or a sale, transfer or assignment of a controlling interest in it.

20.	Effective Date

In accordance with section 19.a, this Agreement supersedes in its entirety any prior discussions. This Agreement is effective as of September 15,, 2010.

21.	Regulatory Requirements

All Parties agree to observe and comply with all existing laws, rules and regulations of all applicable local, state or federal regulatory authorities, and with all existing rules and regulations of any self-regulatory organization, and to observe and comply with those laws, rules and regulations which may be enacted, adopted or promulgated during the term of this Agreement, which relate to the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted. This includes, but is not limited to, the Parties’ agreement to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record-keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (“the Act”), and its implementing regulations. Further, Wholesaling Agency agreed to comply with requirements of the Company relating to any of the foregoing that have been communicated to them.

22.	Other

a.	This Agreement, together with any Schedules contains the entire understanding of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings among the Parties regarding the subject matter, and may be executed in two or more counterparts which together shall constitute a single agreement.

b.	Subject to the terms of this provision, this Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns. No party shall assign or otherwise transfer this Agreement or any rights or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and the approval of the New York Insurance Department, if required. Any attempt by any party to assign this Agreement other than as permitted above will be null and void.

c.	Forbearance by a party to require performance of any provision hereof shall not constitute or be deemed a waiver by that party of such provision or of the right thereafter to enforce the same, and no waiver by a party of any breach or default hereunder shall constitute or be deemed a waiver of any subsequent breach or default, whether of the same or similar nature or of any other nature, or a waiver of the provision or provisions with respect to which such breach or default occurred.

d.	Each party will not, directly or indirectly, solicit any of the employees of the other party who are working directly with such party under this Agreement for the area or field of work that such party participated in during the terms of this Agreement, unless each party obtains a written waiver from the other party. This obligation shall remain for twenty-four (24) months from the termination of this Agreement.

e.	This Agreement is solely among the Parties hereto and is not intended to create any right or legal relationship, express or implied, among the Parties hereto or any of their respective affiliates, officers, directors, employees, agents, representatives, successors or permitted assigns, on the one hand, and any third party, including any customer of the Company, Principal Underwriter, Wholesaling Agency and Wholesaling Broker-Dealer provided, however, that the indemnified Parties are expressly intended to be third-party beneficiaries under this Agreement.

f.	This Agreement will be deemed to have been executed in Connecticut and shall be governed in all instances and construed in all respects by the laws of the State of Connecticut, except those laws governing choice of law or conflicts of law.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date set forth below and effective as of September 15, 2010.

SAYBRUS PARTNERS, INC. (WHOLESALING AGENCY)		Saybrus Equity Services Inc. (Wholesaling Broker-Dealer)

By:	/s/ Moira C. Lowe	By:	/s/ Moira C. Lowe
	Authorized Signature		Authorized Signature

Name:	Moira C. Lowe	Name:	Moira C. Lowe
	Printed Name of Authorized Signature		Printed Name of Authorized Signature

Title:	Vice President	Title:	President

Date:	September 30, 2010	Date:	September 30, 2010

PHL VARIABLE INSURANCE COMPANY (COMPANY)		1851 Securities, Inc. (Principal Underwriter)

By:	/s/ Kathleen A. McGah	By:	/s/ Kathleen A. McGah
	Authorized Signature		Authorized Signature

Name:	Kathleen A. McGah	Name:	Kathleen A. McGah
	Printed Name of Authorized Signature		Printed Name of Authorized Signature

Title:	Vice President	Title:	Assistant Secretary

Date:	September 30, 2010	Date:	September 30, 2010